Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2006 relating to the financial statements of Threshold Pharmaceuticals, Inc., which appears in the Threshold Pharmaceuticals, Inc. Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 30, 2006